STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
                                    Depositor

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                  Master Servicer and Securities Administrator

             STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2005-AR7
                                     Issuer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-AR7

                        Supplement dated December 8, 2005
                Prospectus Supplement dated November 29, 2005 to
                       Prospectus dated December 20, 2004


Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated November 29, 2005.

The first sentence of the section entitled "Summary of Prospectus Supplement -- Advances" on page S-28 of the prospectus supplement shall be deleted and replaced with the following:

         EverHome Mortgage Company will make cash advances with respect to delinquent payments of scheduled interest and principal on the mortgage loans for which it acts as servicer, and each of Bank of America, N.A. and EMC Mortgage will make cash advances with respect to delinquent payments of scheduled interest on the mortgage loans for which it acts as servicer, in general, to the extent that such servicer reasonably believes that such cash advances can be repaid from future payments on the related mortgage loans.

The first sentence of the section entitled "Description of the Certificates -- Monthly Advances" on page S-99 of the prospectus supplement shall be deleted and replaced with the following:

         If the scheduled payment of principal and interest on a mortgage loan, with respect to each mortgage loan serviced by EverHome Mortgage Company, and the scheduled payment of interest on a mortgage loan, with respect to each mortgage loan serviced by Bank of America, N.A. or EMC Mortgage, which was due on a related Due Date is delinquent other than as a result of application of the Relief Act or similar state law, the applicable Servicer will remit to the Master Servicer on the date specified in the applicable Servicing Agreement an amount equal to such delinquency, net of the Servicing Fee Rate (hereafter referred to as a "Monthly Advance") except to the extent such Servicer determines any such advance to be nonrecoverable from Liquidation Proceeds, Insurance Proceeds or from future payments on the mortgage loan for which such advance was made.

The definition of "Monthly Advance" in the section entitled "Glossary" on page S-182 of the prospectus supplement shall be deleted in its entirety.

                            BEAR, STEARNS & CO. INC.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.